77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of the Registrant's Articles of Amendment.

BLACKROCK DEBT STRATEGIES FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK DEBT STRATEGIES FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:                      Pursuant to Section 2-604 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation is hereby amended by deleting Section 1 of Article IV in its entirety and inserting in place thereof the following:

“ (1)  The total number of shares of capital stock which the Corporation shall have authority to issue is 400,000,000 shares, all classified as one class called Common Stock, of the par value of Ten Cents ($0.10) per share, and of the aggregate par value of Forty Million Dollars ($40,000,000).”

SECOND:                      Immediately before the amendment set forth above, the total number of shares of stock of all classes that the Corporation has authority to issue is Two Hundred Million (200,000,000) shares, all of which have been classified as common stock, par value $0.10 per share. The aggregate par value of all shares of all classes is Twenty Million Dollars ($20,000,000.00).

THIRD:                      As amended, the total number of shares of stock of all classes that the Corporation has authority to issue is Four Hundred Million (400,000,000) shares, all of which have been classified as common stock, par value $0.10 per share. The aggregate par value of all shares of all classes is Forty Million Dollars ($40,000,000).

FOURTH:                      The amendment to the charter of the Corporation set forth in these Articles of Amendment was advised by the board of directors of the Corporation and approved by the stockholders of the Corporation in accordance with the provisions of the MGCL and the Corporation’s charter and bylaws.

FIFTH:                      As amended hereby, the charter of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 9th day of December, 2013.

WITNESS:	BLACKROCK DEBT STRATEGIES FUND, INC.

/s/ Janey Ahn                                                                           By:  /s/ John M. Perlowski
Janey Ahn	John M. Perlowski
Secretary	President